      Exhibit 99.1

Nash Finch Reports First Quarter 2011 Results

First Quarter Consolidated EBITDA1 Increased 4.5%

MINNEAPOLIS (April 28, 2011) — Nash Finch Company (NASDAQ: NAFC), one of the  leading food distribution companies in the United States, today announced financial results for the twelve weeks (first quarter) ended March 26, 2011.

Financial Results

Total company sales for the first quarter 2011 were $1.10 billion compared to $1.18 billion in the prior-year quarter, a decrease of 6.8%.  Excluding the impact of the sales decrease of $34.5 million attributable to the previously announced transition of a portion of a food distribution buying group to another supplier during 2010, total company sales decreased 4.0% relative to last year.

Consolidated EBITDA for the first quarter 2011 increased by 4.5% to $29.8 million, or 2.7% of sales, as compared to $28.5 million, or 2.4% of sales, for the prior year quarter.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

"We are pleased with the year-over-year increase in our first quarter Consolidated EBITDA and the improvements in Consolidated EBITDA from each of our business segments, as well as the improvement in EBITDA as a percentage of sales," said Alec Covington, President and CEO of Nash Finch. "While the overall top line continues to be a challenge, we have focused on improving profitability through initiatives to increase margins, improve productivity and contain expenses.”

Net earnings for the first quarter 2011 were $7.5 million, or $0.57 per diluted share, as compared to net earnings of $7.9 million, or $0.59 per diluted share, in the prior year quarter.  Net earnings for the first quarter 2011 and 2010 were negatively affected by significant items totaling $1.8 million and $0.3 million, or $0.14 and $0.02 per diluted share, respectively, and are detailed in the table below.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the first quarter 2011 and prior year results:

(dollars in millions except per share amounts)	1st Quarter
	2011	2010
Significant charges
Start-up & integration costs	$ (1.0)	(0.4)
Significant charges impacting Consolidated EBITDA	(1.0)	(0.4)

Loss on writedown of long-lived assets	(2.0)	-
Total significant charges impacting earnings before tax	(3.0)	(0.4)
Income tax on significant net charges	1.2	0.1
Total significant charges impacting net earnings	$ (1.8)	(0.3)
Diluted earnings per share impact	$ (0.14)	(0.02)

Military Distribution Results

(dollars in millions)	1st Quarter		% Change
	2011	2010
Sales	$ 537.4	539.6	(0.4%)
Segment EBITDA[1]	15.1	14.8	2.3%
Percentage of Sales	2.8%	2.7%

The military segment net sales decreased 0.4% in the first quarter 2011 compared to first quarter 2010.  This reflects a larger portion of military sales occurring from consignment sales which are not included in our reported net sales.  The year-over-year increase in consignment sales was approximately $5.7 million during the quarter.  Including the impact of consignment sales, comparable military sales increased 0.6% in the first quarter of 2011.

The military segment EBITDA increased by 2.3% in the first quarter 2011 compared to the prior year period.  Military EBITDA as a percentage of sales improved to 2.8% in the first quarter 2011 as compared to 2.7% in the prior year. New facility start-up and integration costs negatively affected EBITDA by approximately $1.0 million in the first quarter of 2011 as compared to $0.4 million in the first quarter of 2010.  Excluding the impact of those costs, military segment EBITDA would have increased 6.2%.

"I am impressed by the hard work and dedication of our military segment associates who maintained their high level of service to our military customers while bringing new facilities on line,” said Covington.  “Our Bloomington facility was operational in less than three months, and we have already enjoyed new business captures.”

Food Distribution & Retail Results

(dollars in millions)	1st Quarter		% Change
	2011	2010
Sales
Food Distribution	$ 450.3	522.2	(13.8%)
Retail	112.1	117.9	(4.9%)
Total	562.4	640.1	(12.1%)
Segment EBITDA[1]
Food Distribution	$ 10.6	10.3	3.2%
Retail	4.1	3.5	17.9%
Total	$ 14.7	13.8	6.9%

Percentage of Sales
Food Distribution	2.3%	2.0%
Retail	3.7%	3.0%
Total	2.6%	2.1%

Sales for the combined food distribution and retail segment decreased by 12.1% in the first quarter 2011 as compared to the prior year quarter.  Total segment comparable sales were down 7.1% after excluding $34.5 million of sales attributable to the previously announced transition of a portion of a food distribution customer buying group to another supplier during 2010. The decrease in comparable sales was primarily due to a reduction in sales to existing wholesale customers in addition to a same store sales decline of 3.0% in our retail stores.

The food distribution and retail segment EBITDA increased by 6.9% in the first quarter 2011 compared to the same period last year.  Segment EBITDA as a percentage of sales was 2.6% in the first quarter 2011 as compared to 2.1% in the prior year primarily due to an increase in wholesale gross margin.

“I am pleased by the EBITDA improvement achieved by our food distribution and retail segment despite the top line sales challenges.  We will continue to look for increased efficiencies while we work with prospective and existing independent customers to drive increased sales,” concluded Covington.

Financial Target Progress

Improvements on our key financial targets have been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006.  In particular, Consolidated EBITDA margin improved from 2.2% to 2.7% of sales and the debt leverage ratio has improved from 3.11x to 2.43x from Fiscal 2006 to the first quarter 2011.  The ratio of free cash flow to net assets excluding the impact of strategic projects has increased from 8.7% in Fiscal 2006 to 9.8% in the first quarter 2011.

The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

Financial Targets	Long-term	1st Qtr	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[2]	2.0%	(6.8%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[3]	4.0%	2.7%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[4]		(0.8%)	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[5]	10.0%	9.8%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[6]	2.5 - 3.0x	2.43x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the first quarter of 2011 increased by $23.3 million to $337.7 million since the end of fiscal 2010. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the first quarter 2011 was 2.43x.  Availability on the Company’s revolving credit facility at the end of the quarter was $151.6 million.

1 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

2 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

3 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

4 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

5 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations (excluding the impact of cash generated from strategic projects) less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

6 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

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A conference call to review the first quarter 2011 results is scheduled for at 10 a.m. CT (11 a.m. ET) on April 28, 2011.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor

Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA® and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•

changes in health care, pension and wage costs and labor relations issues;

•

product liability claims, including claims concerning food and prepared food products;

•

threats or potential threats to security;

•

unanticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

.

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	March 26	March 27
	2011	2010

Sales	$1,099,809	1,179,693
Cost of sales	1,010,820	1,087,873
Gross profit	88,989	91,820
Gross profit margin	8.1%	7.8%

Other costs and expenses:
Selling, general and administrative	62,577	64,647
Depreciation and amortization	8,583	8,585
Interest expense	5,459	5,258
Total other costs and expenses	76,619	78,490

Earnings before income taxes	12,370	13,330

Income tax expense	4,889	5,389
Net earnings	$7,481	7,941

Net earnings per share:
Basic	$0.59	0.61
Diluted	$0.57	0.59

Declared dividends per common share	$0.18	0.18

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,719	13,125
Diluted	13,016	13,441

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	March 26, 2011	January 1, 2011
Current assets:
Cash and cash equivalents	$752	830
Accounts and notes receivable, net	239,090	233,436
Inventories	327,547	333,146
Prepaid expenses and other	15,773	15,817
Deferred tax assets	8,138	8,281
Total current assets	591,300	591,510

Notes receivable, net	18,981	20,350

Property, plant and equipment:	671,552	649,256
Less accumulated depreciation and amortization	(412,093)	(409,190)
Net property, plant and equipment	259,459	240,066

Goodwill	166,909	167,166
Customer contracts and relationships, net	17,502	18,133
Investment in direct financing leases	2,884	2,948
Other assets	9,820	10,502
Total assets	$1,066,855	1,050,675

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$3,250	3,159
Accounts payable	224,063	230,082
Accrued expenses	53,111	60,001
Total current liabilities	280,424	293,242

Long-term debt	316,140	292,266
Capital lease obligations	18,256	18,920
Deferred tax liability, net	38,177	36,344
Other liabilities	30,318	32,899
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,677 shares isued	22,796	22,796
Additional paid-in capital	116,021	114,799
Common stock held in trust	(1,213)	(1,213)
Deferred compensation obligations	1,213	1,213
Accumulated other comprehensive loss	(10,908)	(10,984)
Retained earnings	308,822	303,584
Treasury stock at cost; 1,569 shares	(53,191)	(53,191)
Total stockholders' equity	383,540	377,004
Total liabilities and stockholders' equity	$1,066,855	1,050,675

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	12 Weeks Ended
	March 26	March 27
	2011	2010
Operating activities:
Net earnings	$7,481	7,941
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	8,583	8,585
Amortization of deferred financing costs	423	423
Non-cash convertible debt interest	1,292	1,195
Rebateable loans	1,204	1,201
Provision for bad debts	444	37
Provision for lease reserves	448	-
Deferred income tax expense	1,976	81
Loss (gain) on sale of real estate and other	1,775	(113)
LIFO charge (credit)	501	(40)
Asset impairments	-	517
Share-based compensation	1,159	1,605
Deferred compensation	332	239
Other	(111)	(362)
Changes in operating assets and liabilities
Accounts and notes receivable	(5,687)	10,556
Inventories	5,098	(39,553)
Prepaid expenses	(688)	(279)
Accounts payable	(10,232)	10,610
Accrued expenses	(9,485)	(3,210)
Income taxes payable	732	(6,689)
Other assets and liabilities	369	1,357
Net cash provided by (used in) operating activities	5,614	(5,899)
Investing activities:
Disposal of property, plant and equipment	323	192
Additions to property, plant and equipment	(28,966)	(4,267)
Loans to customers	(519)	(450)
Payments from customers on loans	336	620
Corporate-owned life insurance, net	(153)	(333)
Net cash used in investing activities	(28,979)	(4,238)
Financing activities:
Proceeds of revolving debt	22,600	26,800
Dividends paid	(2,180)	(2,289)
Repurchase of common stock	-	(8,310)
Payments of long-term debt	(16)	(15)
Payments of capital lease obligations	(574)	(962)
Increase (decrease) in outstanding checks	3,457	(5,166)
Net cash provided by financing activities	23,287	10,058
Net decrease in cash	(78)	(79)
Cash at beginning of period	830	830
Cash at end of period	$752	751

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	March 26	March 27
Other Data (In thousands)	2011	2010

Total debt	$ 337,646	310,175
Stockholders' equity	$ 383,540	349,092
Capitalization	$ 721,186	659,267
Debt to total capitalization	46.8%	47.0%

Non-GAAP Data
Consolidated EBITDA (a)	$ 138,761	139,413
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.43x	2.22x

Comparable GAAP Data
Debt to earnings before income taxes (b)	4.74	15.86

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at March 26, 2011 and March 27, 2010, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY	2011
		2010	2010	2010	2011	Rolling
		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs

Earnings before income taxes		$17,966	22,830	18,000	12,370	71,166
Add/(deduct)
	LIFO charge (credit)	(321)	285	129	501	594
	Depreciation and amortization	8,170	10,883	8,481	8,583	36,117
	Interest expense	5,366	7,123	5,656	5,459	23,604
	Settlement of pre-acquisition contingency	-	(310)	-	-	(310)
	Closed store lease costs	(434)	725	29	448	768
	Asset impairment	301	108	11	-	420
	Loss on sale of assets	-	-	-	1,796	1,796
	Stock compensation	1,857	2,717	1,692	1,159	7,425
	Subsequent cash payments on non-cash charges	(969)	(578)	(768)	(504)	(2,819)
Total Consolidated EBITDA		$31,936	43,783	33,230	29,812	138,761

		2010	2010	2010	2011	Rolling
Segment Consolidated EBITDA		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$14,542	17,412	14,081	15,107	61,142
	Food Distribution	12,623	18,889	14,570	10,581	56,663
	Retail	4,771	7,482	4,579	4,124	20,956
		$31,936	43,783	33,230	29,812	138,761

		2010	2010	2010	2011	Rolling
Segment profit		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$12,663	14,270	11,450	12,147	50,530
	Food Distribution	7,636	11,666	9,444	5,845	34,591
	Retail	2,190	2,558	1,892	(984)	5,656
	Unallocated:
	Interest	(4,523)	(5,664)	(4,786)	(4,638)	(19,611)
		$17,966	22,830	18,000	12,370	71,166

FY	2010
		2009	2009	2009	2010	Rolling
		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings (loss) before income taxes		$16,114	31,655	(41,545)	13,330	19,554
Add/(deduct)
	LIFO credit	(287)	(445)	(2,301)	(40)	(3,073)
	Depreciation and amortization	9,372	12,592	9,304	8,585	39,853
	Interest expense	5,840	7,621	5,607	5,258	24,326
	Special charge	-	-	6,020	-	6,020
	Goodwill impairment	-	-	50,927	-	50,927
	Gain on litigation settlement	-	(7,630)	-	-	(7,630)
	Closed store lease costs	-	425	1,644	-	2,069
	Asset impairment	898	840	722	517	2,977
	Stock compensation	2,408	1,706	1,663	1,605	7,382
	Gains on sale of real estate	-	(54)	-	-	(54)
	Subsequent cash payments on non-cash charges	(714)	(712)	(772)	(740)	(2,938)
Total Consolidated EBITDA		$33,631	45,998	31,269	28,515	139,413

		2009	2009	2009	2010	Rolling
Segment Consolidated EBITDA		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$12,285	17,231	13,399	14,761	57,676
	Food Distribution	16,036	21,147	14,284	10,257	61,724
	Retail	5,310	7,620	3,586	3,497	20,013
		$33,631	45,998	31,269	28,515	139,413

		2009	2009	2009	2010	Rolling
Segment profit		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$10,454	14,930	11,566	12,918	49,868
	Food Distribution	9,643	13,922	10,303	4,904	38,772
	Retail	1,041	1,714	(1,677)	20	1,098
	Unallocated:
	Interest	(5,024)	(6,541)	(4,790)	(4,512)	(20,867)
	Special charge	-	-	(6,020)	-	(6,020)
	Gain on litigation	-	7,630	-	-	7,630
	Goodwill impairment	-	-	(50,927)	-	(50,927)
		$16,114	31,655	(41,545)	13,330	19,554